Exhibit 99.1
PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS
Expanded NIM; increased capital and TBV; maintained solid credit quality metrics

PITTSBURGH, Apr. 15, 2025 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	1Q25	4Q24	1Q24	First Quarter Highlights
				▪
Financial Results				Comparisons reflect 1Q25 vs. 4Q24
Net interest income	$3,476	$3,523	$3,264

Income Statement
▪Net interest income decreased 1% driven by two fewer days in the quarter, partially offset by the benefit of lower funding costs and fixed rate asset repricing
–NIM expanded 3 bps to 2.78%
▪Fee income decreased 2% due to a slowdown in capital markets activity and seasonality
▪Other noninterest income of $137 million included negative $40 million of Visa derivative adjustments
▪Noninterest expense decreased 3% as a result of 4Q24 asset impairments and seasonality
Balance Sheet
▪Average loans decreased $2.4 billion, or 1%
–Spot loans increased $2.4 billion, reflecting $4.7 billion, or 3%, growth in commercial and industrial loans
▪Average deposits decreased $4.6 billion, or 1%
▪Net loan charge-offs were $205 million, or 0.26% annualized to average loans
▪AOCI improved $1.3 billion to negative $5.2 billion reflecting the movement of interest rates
▪TBV per share increased 5% to $100.40
▪Maintained strong capital position
–CET1 capital ratio of 10.6%
–Repurchased approximately $200 million of common shares

Fee income (non-GAAP)	1,839	1,869	1,746
Other noninterest income	137	175	135
Noninterest income	1,976	2,044	1,881
Revenue	5,452	5,567	5,145
Noninterest expense	3,387	3,506	3,334
Pretax, pre-provision earnings (non-GAAP)	2,065	2,061	1,811
Provision for credit losses	219	156	155
Net income	1,499	1,627	1,344

Per Common Share
Diluted earnings per share (EPS)	$3.51	$3.77	$3.10
Average diluted common shares outstanding	398	399	400
Book value	127.98	122.94	113.30
Tangible book value (TBV) (non-GAAP)	100.40	95.33	85.70

Balance Sheet & Credit Quality
Average loans In billions	$316.6	$319.1	$320.6
Average securities In billions	142.2	143.9	135.4
Average deposits In billions	420.6	425.3	420.2
Accumulated other comprehensive income (loss) (AOCI) In billions	(5.2)	(6.6)	(8.0)
Net loan charge-offs	205	250	243
Allowance for credit losses to total loans	1.64%	1.64%	1.68%

Selected Ratios
Return on average common shareholders’ equity	11.60%	12.38%	11.39%
Return on average assets	1.09	1.14	0.97
Net interest margin (NIM) (non-GAAP)	2.78	2.75	2.57
Noninterest income to total revenue	36	37	37
Efficiency	62	63	65
Effective tax rate	18.8	14.6	18.8
Common equity Tier 1 (CET1) capital ratio	10.6	10.5	10.1

See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release. Totals may not sum due to rounding.

From Bill Demchak, PNC Chairman and Chief Executive Officer:

“PNC had a strong start to the year. We grew customers and commercial loans, expanded our net interest margin, increased capital levels and maintained solid credit quality metrics. While market uncertainty impacted our capital markets activity, expenses remained well-controlled, resulting in another quarter of strong results. Regardless of market developments, our balance sheet is well-positioned and we continue to expect record net interest income and solid positive operating leverage in 2025.”

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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 2
Income Statement Highlights
First quarter 2025 compared with fourth quarter 2024
▪Total revenue of $5.5 billion decreased $115 million reflecting two fewer days in the quarter, seasonality and a slowdown in capital markets activity.
–Net interest income of $3.5 billion decreased $47 million, or 1%, driven by two fewer days in the quarter, partially offset by the benefit of lower funding costs and fixed rate asset repricing.
•Net interest margin of 2.78% increased 3 basis points.
–Fee income of $1.8 billion decreased $30 million, or 2%, due to a slowdown in capital markets activity and seasonality.
–Other noninterest income of $137 million decreased $38 million and included negative $40 million of Visa derivative adjustments primarily related to litigation escrow funding.
▪Noninterest expense of $3.4 billion decreased $119 million, or 3%, reflecting asset impairments recognized in the fourth quarter of $97 million as well as seasonally lower other noninterest expense and marketing.
▪Provision for credit losses was $219 million in the first quarter reflecting changes in macroeconomic factors and portfolio activity.
▪The effective tax rate was 18.8% for the first quarter and 14.6% for the fourth quarter. The fourth quarter included a benefit from the resolution of certain tax matters.
Balance Sheet Highlights
First quarter 2025 compared with fourth quarter 2024 or March 31, 2025 compared with December 31, 2024
▪Average loans of $316.6 billion decreased $2.4 billion, or 1%, driven by lower commercial real estate loans.
–Loans at March 31, 2025 of $318.9 billion increased $2.4 billion, or 1%, driven by growth in the commercial and industrial portfolio of 3%, reflecting increased utilization and new production. The growth in commercial and industrial loans was partially offset by a decline in commercial real estate and consumer loan balances.
▪Credit quality performance:
–Delinquencies of $1.4 billion increased $49 million, or 4%, and included higher consumer loan delinquencies, primarily related to forbearance activity associated with the California wildfires.
–Total nonperforming loans of $2.3 billion were stable.
–Net loan charge-offs of $205 million decreased $45 million primarily due to lower commercial real estate net loan charge-offs.
–The allowance for credit losses was stable at $5.2 billion. The allowance for credit losses to total loans was 1.64% at both March 31, 2025 and December 31, 2024.
▪Average investment securities of $142.2 billion declined $1.7 billion.
▪Average deposits of $420.6 billion decreased $4.6 billion due to seasonally lower commercial deposits and a decline in brokered time deposits. Noninterest-bearing deposits as a percentage of total average deposits were 22%.
▪Average borrowed funds of $64.5 billion decreased $2.7 billion, or 4%, driven by lower Federal Home Loan Bank advances.
▪PNC maintained a strong capital and liquidity position:
–On April 3, 2025, the PNC board of directors declared a quarterly cash dividend on common stock of $1.60 per share to be paid on May 5, 2025 to shareholders of record at the close of business April 16, 2025.
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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 3
–PNC returned $0.8 billion of capital to shareholders, reflecting $0.6 billion of dividends on common shares and $0.2 billion of common share repurchases.
–The Basel III common equity Tier 1 capital ratio was an estimated 10.6% at March 31, 2025 and was 10.5% at December 31, 2024.
–PNC’s average LCR for the three months ended March 31, 2025 was 108%, exceeding the regulatory minimum requirement throughout the quarter.

Earnings Summary
In millions, except per share data	1Q25	4Q24	1Q24
Net income	$1,499	$1,627	$1,344
Net income attributable to diluted common shareholders	$1,399	$1,505	$1,240
Diluted earnings per common share	$3.51	$3.77	$3.10
Average diluted common shares outstanding	398	399	400
Cash dividends declared per common share	$1.60	$1.60	$1.55

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				1Q25 vs	1Q25 vs
In millions	1Q25	4Q24	1Q24	4Q24	1Q24
Net interest income	$3,476	$3,523	$3,264	(1)%	6%
Noninterest income	1,976	2,044	1,881	(3)%	5%
Total revenue	$5,452	$5,567	$5,145	(2)%	6%

Total revenue for the first quarter of 2025 decreased $115 million compared to the fourth quarter of 2024 reflecting two fewer days in the quarter, seasonality and a slowdown in capital markets activity. In comparison to the first quarter of 2024, total revenue increased $307 million reflecting broad-based revenue growth.
Net interest income of $3.5 billion decreased $47 million from the fourth quarter of 2024 and increased $212 million from the first quarter of 2024. Both comparisons reflected the benefit of lower funding costs and the continued repricing of fixed rate assets. In comparison to the fourth quarter of 2024, this benefit was more than offset by two fewer days in the quarter. Net interest margin was 2.78% in the first quarter of 2025, increasing 3 basis points from the fourth quarter of 2024, and 21 basis points from the first quarter of 2024.

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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 4

Noninterest Income				Change	Change
				1Q25 vs	1Q25 vs
In millions	1Q25	4Q24	1Q24	4Q24	1Q24
Asset management and brokerage	$391	$374	$364	5%	7%
Capital markets and advisory	306	348	259	(12)%	18%
Card and cash management	692	695	671	—	3%
Lending and deposit services	316	330	305	(4)%	4%
Residential and commercial mortgage	134	122	147	10%	(9)%
Fee income (non-GAAP)	1,839	1,869	1,746	(2)%	5%
Other	137	175	135	(22)%	1%
Total noninterest income	$1,976	$2,044	$1,881	(3)%	5%

Noninterest income for the first quarter of 2025 decreased $68 million compared with the fourth quarter of 2024. Asset management and brokerage increased $17 million driven by higher brokerage client activity and positive net flows. Capital markets and advisory revenue declined $42 million primarily due to lower merger and acquisition advisory activity and a decline in trading revenue. Card and cash management decreased $3 million as higher treasury management revenue was more than offset by seasonally lower consumer spending. Lending and deposit services decreased $14 million and included seasonally lower customer activity. Residential and commercial mortgage revenue increased $12 million driven by higher results from residential mortgage rights valuation, net of economic hedge. Other noninterest income declined $38 million and included negative $40 million of Visa derivative adjustments primarily related to litigation escrow funding. Visa derivative adjustments were negative $23 million in the fourth quarter of 2024.
Noninterest income for the first quarter of 2025 increased $95 million from the first quarter of 2024, driven by business growth across all fee categories with the exception of residential mortgage revenue.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				1Q25 vs	1Q25 vs
In millions	1Q25	4Q24	1Q24	4Q24	1Q24
Personnel	$1,890	$1,857	$1,794	2%	5%
Occupancy	245	240	244	2%	—
Equipment	384	473	341	(19)%	13%
Marketing	85	112	64	(24)%	33%
Other	783	824	891	(5)%	(12)%
Total noninterest expense	$3,387	$3,506	$3,334	(3)%	2%

Noninterest expense for the first quarter of 2025 declined $119 million compared to the fourth quarter of 2024 reflecting asset impairments recognized in the fourth quarter of $97 million as well as seasonally lower other noninterest expense and marketing.
Noninterest expense for the first quarter of 2025 increased $53 million compared with the first quarter of 2024 as a result of increased business activity, technology investments and higher marketing spend.
The effective tax rate was 18.8% for the first quarter of 2025, 14.6% for the fourth quarter of 2024 and 18.8% for the first quarter of 2024. The fourth quarter of 2024 included a benefit from the resolution of certain tax matters.
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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 5
CONSOLIDATED BALANCE SHEET REVIEW

Loans				Change	Change
				03/31/25 vs	03/31/25 vs
In billions	March 31, 2025	December 31, 2024	March 31, 2024	12/31/24	03/31/24

Average
Commercial	$217.1	$218.6	$219.2	(1)%	(1)%
Consumer	99.5	100.4	101.4	(1)%	(2)%
Average Loans	$316.6	$319.1	$320.6	(1)%	(1)%

Quarter end
Commercial	$219.6	$216.2	$218.8	2%	—
Consumer	99.3	100.3	100.9	(1)%	(2)%
Total loans	$318.9	$316.5	$319.8	1%	—
Totals may not sum due to rounding

Average loans decreased $2.4 billion compared to the fourth quarter of 2024. Average commercial loans decreased $1.6 billion driven by lower commercial real estate loans. Average consumer loans decreased $0.9 billion reflecting lower residential mortgage and credit card loan balances.
Loans at March 31, 2025 increased $2.4 billion from December 31, 2024, driven by growth in the commercial and industrial portfolio of 3%, reflecting increased utilization and new production. The growth in commercial and industrial loans was partially offset by a decline in commercial real estate and consumer loan balances.
In comparison to the first quarter of 2024, average loans decreased $4.0 billion. Average commercial loans decreased $2.2 billion primarily due to lower commercial real estate loans. Average consumer loans decreased $1.8 billion primarily due to lower residential mortgage, credit card and education loans.

Average Investment Securities				Change	Change
				1Q25 vs	1Q25 vs
In billions	1Q25	4Q24	1Q24	4Q24	1Q24
Available for sale	$65.7	$63.6	$46.0	3%	43%
Held to maturity	76.5	80.3	89.4	(5)%	(14)%
Total	$142.2	$143.9	$135.4	(1)%	5%
Totals may not sum due to rounding

Average investment securities of $142.2 billion in the first quarter of 2025 decreased $1.7 billion compared to the fourth quarter of 2024 and increased $6.7 billion from the first quarter of 2024. Both comparisons reflected net purchase activity of available-for-sale securities as well as net paydowns and maturities of held-to-maturity securities. In the first quarter of 2025, 20% of the investment securities portfolio was floating rate compared to 19% in the fourth quarter of 2024 and 6% in the first quarter of 2024. The duration of the investment securities portfolio was estimated at 3.4 years as of March 31, 2025, 3.5 years as of December 31, 2024 and 4.1 years as of March 31, 2024.
Net unrealized losses on available-for-sale securities were $2.7 billion at March 31, 2025, $3.5 billion at December 31, 2024 and $4.0 billion at March 31, 2024. The decrease in net unrealized losses from December 31, 2024 reflected the impact of interest rate movements.
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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 6
Average Federal Reserve Bank balances for the first quarter of 2025 were $34.2 billion, decreasing $3.3 billion from the fourth quarter of 2024 and $13.6 billion from the first quarter of 2024 primarily due to lower brokered time deposits and borrowed funds outstanding.

Average Deposits				Change	Change
				1Q25 vs	1Q25 vs
In billions	1Q25	4Q24	1Q24	4Q24	1Q24
Commercial	$206.5	$211.6	$202.5	(2)%	2%
Consumer	209.5	205.9	208.0	2%	1%
Brokered time deposits	4.7	7.7	9.6	(39)%	(51)%
Total	$420.6	$425.3	$420.2	(1)%	—

IB % of total avg. deposits	78%	77%	76%
NIB % of total avg. deposits	22%	23%	24%
IB - Interest-bearing NIB - Noninterest-bearing
Totals may not sum due to rounding

First quarter of 2025 average deposits of $420.6 billion decreased $4.6 billion compared to the fourth quarter of 2024 due to seasonally lower commercial deposits and a decline in brokered time deposits. Compared to the first quarter of 2024, average deposits were stable.
Noninterest-bearing deposits as a percentage of total average deposits were 22% for the first quarter of 2025, 23% in the fourth quarter of 2024 and 24% in the first quarter of 2024.

Average Borrowed Funds				Change	Change
				1Q25 vs	1Q25 vs
In billions	1Q25	4Q24	1Q24	4Q24	1Q24
Total	$64.5	$67.2	$75.6	(4)%	(15)%

Avg. borrowed funds to avg. liabilities	13%	13%	15%

Average borrowed funds of $64.5 billion in the first quarter of 2025 decreased $2.7 billion compared to the fourth quarter of 2024 and $11.1 billion compared to the first quarter of 2024. In both comparisons, the decrease was driven by lower Federal Home Loan Bank advances, partially offset by higher parent company senior debt issuances.

Capital	March 31, 2025	December 31, 2024	March 31, 2024

Common shareholders’ equity In billions	$50.7	$48.7	$45.1
Accumulated other comprehensive income (loss) In billions	$(5.2)	$(6.6)	$(8.0)

Basel III common equity Tier 1 capital ratio *	10.6%	10.5%	10.1%
*March 31, 2025 ratio is estimated and is calculated to reflect the full impact of CECL. December 31, 2024 and March 31, 2024 ratios reflect PNC's election to adopt the optional five-year CECL transition provision.

PNC maintained a strong capital position. Common shareholders’ equity at March 31, 2025 increased $2.0 billion from December 31, 2024 due to net income and an improvement in accumulated other comprehensive income, partially offset by dividends paid and share repurchases.
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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 7
As a Category III institution, PNC has elected to exclude accumulated other comprehensive income related to both available-for-sale securities and pension and other post-retirement plans from CET1 capital. Accumulated other comprehensive income of negative $5.2 billion at March 31, 2025 improved from negative $6.6 billion at December 31, 2024 and negative $8.0 billion at March 31, 2024. In both comparisons, the change reflected the favorable impact of interest rate movements and the passage of time on unrealized losses related to securities and swaps.
In the first quarter of 2025, PNC returned $0.8 billion of capital to shareholders, including $0.6 billion of dividends on common shares and $0.2 billion of common share repurchases. Consistent with the Stress Capital Buffer (SCB) framework, which allows for capital return in amounts in excess of the SCB minimum levels, our board of directors has authorized a repurchase framework under the previously approved repurchase program of up to 100 million common shares, of which approximately 41% were still available for repurchase at March 31, 2025.
Second quarter 2025 share repurchase activity is expected to approximate recent quarterly average share repurchase levels. PNC may adjust share repurchase activity depending on market and economic conditions, as well as other factors.
PNC’s SCB for the four-quarter period beginning October 1, 2024 is the regulatory minimum of 2.5%.
On April 3, 2025, the PNC board of directors declared a quarterly cash dividend on common stock of $1.60 per share to be paid on May 5, 2025 to shareholders of record at the close of business April 16, 2025.
At March 31, 2025, PNC was considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements. For additional information regarding PNC’s Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	March 31, 2025	December 31, 2024	March 31, 2024	03/31/25 vs	03/31/25 vs
In millions				12/31/24	03/31/24
Provision for credit losses (a)	$219	$156	$155	$63	$64
Net loan charge-offs (a)	$205	$250	$243	(18)%	(16)%
Allowance for credit losses (b)	$5,218	$5,205	$5,365	—	(3)%
Total delinquencies (c)	$1,431	$1,382	$1,275	4%	12%
Nonperforming loans	$2,292	$2,326	$2,380	(1)%	(4)%

Net charge-offs to average loans (annualized)	0.26%	0.31%	0.30%
Allowance for credit losses to total loans	1.64%	1.64%	1.68%
Nonperforming loans to total loans	0.72%	0.73%	0.74%
(a) Represents amounts for the three months ended for each respective period
(b) Excludes allowances for investment securities and other financial assets
(c) Total delinquencies represent accruing loans 30 days or more past due

Provision for credit losses was $219 million in the first quarter of 2025, reflecting changes in macroeconomic factors and portfolio activity. The fourth quarter of 2024 provision for credit losses was $156 million.
Net loan charge-offs were $205 million in the first quarter of 2025, decreasing $45 million compared to the fourth quarter of 2024 and $38 million compared to first quarter of 2024. In both comparisons, the decrease was primarily due to lower commercial real estate net loan charge-offs.
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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 8
The allowance for credit losses was $5.2 billion at both March 31, 2025 and December 31, 2024 and $5.4 billion at March 31, 2024. As of March 31, 2025, the allowance for credit losses as a percentage of total loans was 1.64%, stable from December 31, 2024 and down from 1.68% at March 31, 2024.
Delinquencies at March 31, 2025 were $1.4 billion, increasing $49 million from December 31, 2024, and included higher consumer loan delinquencies, primarily related to forbearance activity associated with the California wildfires. Compared to March 31, 2024, delinquencies increased $156 million reflecting higher commercial and consumer loan delinquencies.
Nonperforming loans at March 31, 2025 were $2.3 billion, stable from December 31, 2024. Compared to March 31, 2024, nonperforming loans decreased $88 million primarily due to lower commercial real estate nonperforming loans.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	1Q25	4Q24	1Q24
Retail Banking	$1,112	$1,074	$1,085
Corporate & Institutional Banking	1,244	1,365	1,121
Asset Management Group	113	103	97
Other	(988)	(932)	(973)
Net income excluding noncontrolling interests	$1,481	$1,610	$1,330

Retail Banking				Change	Change
				1Q25 vs	1Q25 vs
In millions	1Q25	4Q24	1Q24	4Q24	1Q24
Net interest income	$2,826	$2,824	$2,617	$2	$209
Noninterest income	$706	$708	$764	$(2)	$(58)
Noninterest expense	$1,903	$2,011	$1,837	$(108)	$66
Provision for credit losses	$168	$106	$118	$62	$50
Earnings	$1,112	$1,074	$1,085	$38	$27

In billions
Average loans	$95.6	$96.4	$97.2	$(0.8)	$(1.6)
Average deposits	$245.1	$246.8	$249.0	$(1.7)	$(3.9)

Net loan charge-offs In millions	$144	$152	$139	$(8)	$5

Retail Banking Highlights
First quarter 2025 compared with fourth quarter 2024
▪Earnings increased 4%, driven by lower noninterest expense, partially offset by a higher provision for credit losses.
–Noninterest income was stable.
–Noninterest expense decreased 5%, primarily due to asset impairments recognized in the fourth quarter.
–Provision for credit losses of $168 million in the first quarter of 2025 reflected the impact of changes in macroeconomic factors and portfolio activity.
▪Average loans decreased 1% and included lower residential mortgage and credit card loan balances.
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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 9
▪Average deposits decreased 1%, driven primarily by lower brokered time deposits, partially offset by growth in savings and time deposits.
First quarter 2025 compared with first quarter 2024
▪Earnings increased 2%, primarily driven by higher net interest income, partially offset by higher noninterest expense and lower noninterest income.
–Noninterest income decreased 8% due to lower residential mortgage revenue and higher negative Visa derivative adjustments primarily related to litigation escrow funding.
–Noninterest expense increased 4% due to technology investments, higher marketing spend and increased customer activity.
▪Average loans declined 2%, primarily due to lower residential mortgage loans.
▪Average deposits decreased 2% and included lower brokered time deposits.

Corporate & Institutional Banking				Change	Change
				1Q25 vs	1Q25 vs
In millions	1Q25	4Q24	1Q24	4Q24	1Q24
Net interest income	$1,652	$1,688	$1,549	$(36)	$103
Noninterest income	$978	$1,067	$888	$(89)	$90
Noninterest expense	$956	$981	$922	$(25)	$34
Provision for credit losses	$49	$44	$47	$5	$2
Earnings	$1,244	$1,365	$1,121	$(121)	$123

In billions
Average loans	$202.2	$203.7	$204.2	$(1.5)	$(2.0)
Average deposits	$148.0	$151.3	$142.7	$(3.3)	$5.3

Net loan charge-offs In millions	$64	$100	$108	$(36)	$(44)

Corporate & Institutional Banking Highlights
First quarter 2025 compared with fourth quarter 2024
▪Earnings decreased 9%, primarily due to lower noninterest and net interest income, partially offset by lower noninterest expense.
–Noninterest income decreased 8%, reflecting a seasonal decline in business activity as well as lower merger and acquisition advisory activity and customer-related trading revenue.
–Noninterest expense declined 3%, and included lower variable compensation associated with decreased business activity.
–Provision for credit losses of $49 million in the first quarter of 2025 reflected the impact of changes in macroeconomic factors and portfolio activity.
▪Average loans decreased 1% and included lower PNC real estate loans, partially offset by loan growth in PNC’s corporate banking business.
▪Average deposits decreased 2%, reflecting seasonal declines in corporate deposits.
First quarter 2025 compared with first quarter 2024
▪Earnings increased 11%, reflecting higher net interest and noninterest income, partially offset by higher noninterest expense.
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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 10
–Noninterest income increased 10%, primarily due to higher merger and acquisition advisory activity and growth in treasury management product revenue.
–Noninterest expense increased 4%, due to continued investments to support business growth and higher variable compensation associated with increased business activity.
▪Average loans decreased 1% and included lower PNC real estate loans, partially offset by growth in PNC’s business credit and corporate banking businesses.
▪Average deposits increased 4% due to growth in interest-bearing deposits.

Asset Management Group				Change	Change
				1Q25 vs	1Q25 vs
In millions	1Q25	4Q24	1Q24	4Q24	1Q24
Net interest income	$184	$171	$157	$13	$27
Noninterest income	$243	$242	$230	$1	$13
Noninterest expense	$279	$277	$265	$2	$14
Provision for (recapture of) credit losses	$1	$2	$(5)	$(1)	$6
Earnings	$113	$103	$97	$10	$16

In billions
Discretionary client assets under management	$210	$211	$195	$(1)	$15
Nondiscretionary client assets under administration	$201	$210	$199	$(9)	$2
Client assets under administration at quarter end	$411	$421	$394	$(10)	$17

In billions
Average loans	$16.3	$16.4	$16.3	$(0.1)	—
Average deposits	$28.1	$27.7	$28.7	$0.4	$(0.6)

Net loan charge-offs In millions	—	$2	—	$(2)	—

Asset Management Group Highlights
First quarter 2025 compared with fourth quarter 2024
▪Earnings increased 10%, reflecting higher net interest income.
–Noninterest income was stable.
–Noninterest expense increased 1%, primarily driven by higher personnel costs.
▪Discretionary client assets under management were stable.
▪Average loans were stable.
▪Average deposits increased 1%, driven by higher interest-bearing deposits.
First quarter 2025 compared with first quarter 2024
▪Earnings increased 16%, due to higher net interest and noninterest income, partially offset by higher noninterest expense.
–Noninterest income increased 6%, reflecting higher average equity markets.
–Noninterest expense increased 5% and included increased technology investments.
▪Discretionary client assets under management increased 8% and included the impact from higher spot equity markets.
▪Average loans were stable.
▪Average deposits decreased 2%, driven by lower interest-bearing deposits.
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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 11
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities, including net securities gains or losses, ACL for investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, corporate overhead net of allocations, tax adjustments that are not allocated to business segments, exited businesses and the residual impact from funds transfer pricing operations.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related earnings materials. Dial-in numbers for the conference call are (866) 604-1697 and (215) 268-9875 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s first quarter 2025 earnings materials to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for 30 days at (877) 660-6853 and (201) 612-7415 (international), Access ID 13752054 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

CONTACTS

MEDIA:	INVESTORS:
Kristen Pillitteri	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

[TABULAR MATERIAL FOLLOWS]
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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 12
2

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended
Dollars in millions, except per share data	March 31	December 31	March 31
	2025	2024	2024
Revenue
Net interest income	$3,476	$3,523	$3,264
Noninterest income	1,976	2,044	1,881
Total revenue	5,452	5,567	5,145
Provision for credit losses	219	156	155
Noninterest expense	3,387	3,506	3,334
Income before income taxes and noncontrolling interests	$1,846	$1,905	$1,656
Income taxes	347	278	312
Net income	$1,499	$1,627	$1,344
Less:
Net income attributable to noncontrolling interests	18	17	14
Preferred stock dividends (a)	71	94	81
Preferred stock discount accretion and redemptions	2	2	2
Net income attributable to common shareholders	$1,408	$1,514	$1,247
Less: Dividends and undistributed earnings allocated to nonvested restricted shares	9	9	7
Net income attributable to diluted common shareholders	$1,399	$1,505	$1,240
Per Common Share
Basic	$3.52	$3.77	$3.10
Diluted	$3.51	$3.77	$3.10
Cash dividends declared per common share	$1.60	$1.60	$1.55
Effective tax rate (b)	18.8%	14.6%	18.8%
PERFORMANCE RATIOS
Net interest margin (c)	2.78%	2.75%	2.57%
Noninterest income to total revenue	36%	37%	37%
Efficiency (d)	62%	63%	65%
Return on:
Average common shareholders' equity	11.60%	12.38%	11.39%
Average assets	1.09%	1.14%	0.97%
(a)Dividends are payable quarterly, other than Series S preferred stock, which is payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024 were $28 million, $30 million and $34 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 13

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	March 31	December 31	March 31
	2025	2024	2024
BALANCE SHEET DATA
Dollars in millions, except per share data and as noted
Assets	$554,722	$560,038	$566,162
Loans (a)	$318,850	$316,467	$319,781
Allowance for loan and lease losses	$4,544	$4,486	$4,693
Interest-earning deposits with banks	$32,298	$39,347	$53,612
Investment securities	$137,775	$139,732	$130,460
Total deposits (a)	$422,915	$426,738	$425,624
Borrowed funds (a)	$60,722	$61,673	$72,707
Allowance for unfunded lending related commitments	$674	$719	$672
Total shareholders' equity	$56,405	$54,425	$51,340
Common shareholders' equity	$50,654	$48,676	$45,097
Accumulated other comprehensive income (loss)	$(5,237)	$(6,565)	$(8,042)
Book value per common share	$127.98	$122.94	$113.30
Tangible book value per common share (non-GAAP) (b)	$100.40	$95.33	$85.70
Period end common shares outstanding (In millions)	396	396	398
Loans to deposits	75%	74%	75%
Common shareholders' equity to total assets	9.1%	8.7%	8.0%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$210	$211	$195
Nondiscretionary client assets under administration	201	210	199
Total client assets under administration	411	421	394
Brokerage account client assets	86	86	83
Total client assets	$497	$507	$477
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	10.6%	10.5%	10.1%
Tier 1 risk-based	11.9%	11.9%	11.6%
Total capital risk-based	13.7%	13.6%	13.4%
Leverage	9.2%	9.0%	8.7%
Supplementary leverage	7.6%	7.5%	7.3%
ASSET QUALITY
Nonperforming loans to total loans	0.72%	0.73%	0.74%
Nonperforming assets to total loans, OREO and foreclosed assets	0.73%	0.74%	0.76%
Nonperforming assets to total assets	0.42%	0.42%	0.43%
Net charge-offs to average loans (for the three months ended) (annualized)	0.26%	0.31%	0.30%
Allowance for loan and lease losses to total loans	1.43%	1.42%	1.47%
Allowance for credit losses to total loans (e)	1.64%	1.64%	1.68%
Allowance for loan and lease losses to nonperforming loans	198%	193%	197%
Total delinquencies (In millions) (f)	$1,431	$1,382	$1,275
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our 2024 Form 10-K included, and our first quarter 2025 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 15 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 14 for additional information. The ratios as of March 31, 2025 are estimated.
(d)The March 31, 2025 ratios are calculated to reflect the full impact of CECL. The December 31, 2024 and March 31, 2024 ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provisions. The impact of the provisions was phased-in to regulatory capital through December 31, 2024.
(e)Excludes allowances for investment securities and other financial assets.
(f)Total delinquencies represent accruing loans 30 days or more past due.
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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 14
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2025 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the CECL standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter of 2022, PNC entered a three-year transition period, and the full impact of the CECL standard was phased-in to regulatory capital through December 31, 2024. In the first quarter of 2025, CECL is fully reflected in regulatory capital. See the table below for the December 31, 2024, March 31, 2024 and estimated March 31, 2025 ratios.

Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios (a)
	Basel III
	March 31 2025 (estimated) (b)	December 31 2024 (c)	March 31 2024 (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$55,891	$55,483	$53,380
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(10,914)	(10,930)	(10,982)
All other adjustments	(84)	(86)	(88)
Basel III Common equity Tier 1 capital	$44,893	$44,467	$42,310
Basel III standardized approach risk-weighted assets (d)	$424,490	$422,399	$420,342
Basel III Common equity Tier 1 capital ratio	10.6%	10.5%	10.1%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The March 31, 2025 ratio is calculated to reflect the full impact of CECL.
(c)The December 31, 2024 and March 31, 2024 ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provisions. The impact of the provisions was phased-in to regulatory capital through December 31, 2024.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 15
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Fee Income (non-GAAP)	Three months ended
	March 31	December 31	March 31
Dollars in millions	2025	2024	2024
Noninterest income
Asset management and brokerage	$391	$374	$364
Capital markets and advisory	306	348	259
Card and cash management	692	695	671
Lending and deposit services	316	330	305
Residential and commercial mortgage	134	122	147
Fee income (non-GAAP)	$1,839	$1,869	$1,746
Other income	137	175	135
Total noninterest income	$1,976	$2,044	$1,881

Fee income is a non-GAAP measure and is comprised of noninterest income in the following categories: asset management and brokerage, capital markets and advisory, card and cash management, lending and deposit services, and residential and commercial mortgage. We believe this non-GAAP measure serves as a useful tool for comparison of noninterest income related to fees.

Pretax Pre-Provision Earnings (non-GAAP)	Three months ended
	March 31	December 31	March 31
Dollars in millions	2025	2024	2024
Income before income taxes and noncontrolling interests	$1,846	$1,905	$1,656
Provision for credit losses	219	156	155
Pretax pre-provision earnings (non-GAAP)	$2,065	$2,061	$1,811

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for credit losses, which can vary significantly between periods.

Tangible Book Value per Common Share (non-GAAP)
	March 31	December 31	March 31
Dollars in millions, except per share data	2025	2024	2024
Book value per common share	$127.98	$122.94	$113.30
Tangible book value per common share
Common shareholders' equity	$50,654	$48,676	$45,097
Goodwill and other intangible assets	(11,154)	(11,171)	(11,225)
Deferred tax liabilities on goodwill and other intangible assets	239	241	242
Tangible common shareholders' equity	$39,739	$37,746	$34,114
Period-end common shares outstanding (In millions)	396	396	398
Tangible book value per common share (non-GAAP)	$100.40	$95.33	$85.70

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 16
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended
	March 31	December 31	March 31
Dollars in millions	2025	2024	2024
Net interest income	$3,476	$3,523	$3,264
Taxable-equivalent adjustments	28	30	34
Net interest income (Fully Taxable-Equivalent - FTE) (non-GAAP)	$3,504	$3,553	$3,298

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin. Net interest income shown elsewhere in this presentation is GAAP net interest income.
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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 17
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations, including our sustainability strategy, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of sanctions, tariffs and other trade policies of the U.S. and its global trading partners,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs,
–Our ability to attract, recruit and retain skilled employees, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:
–The economic fundamentals remain solid in the spring of 2025. The labor market remains strong, and job and income gains have supported consumer spending growth in early 2025. However, downside risks have materially increased with recent substantial changes to U.S. tariffs and corresponding policy changes by U.S. trading partners.
–PNC’s baseline forecast remains for continued expansion, but slower economic growth in 2025 than in 2024. High interest rates remain a drag on the economy, consumer spending growth will slow to a pace more consistent with household income growth, and government’s contribution to economic growth will be smaller.
–The baseline forecast is for real GDP growth in 2025 and 2026 of approximately 2%, with the unemployment rate remaining somewhat above 4% throughout this year and into next. However, the recent turbulence in trade policy indicates that growth may be significantly weaker than in this forecast and the unemployment rate higher. It remains to be seen the extent that policies will be implemented or persist. If implemented as proposed, higher prices will weigh on consumers and businesses, and retaliatory policy changes will weigh on U.S. exports. The large decline in equity prices will also be a drag on consumer spending. The longer the ongoing trade dispute persists, the greater the likelihood of near-term recession.
–The baseline forecast is for two additional federal funds rate cuts of 25 basis points each in 2025, one in May and one in July. This would take the federal funds rate to a range between 3.75% and 4.00% in the second half of 2025 and into 2026. High inflation could mean less monetary easing than in the forecast, but if the economy enters recession the Federal Reserve could cut the federal funds rate more aggressively this year.

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PNC Reports First Quarter 2025 Net Income of $1.5 Billion, $3.51 Diluted EPS – Page 18
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding minimum capital levels, including a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC's regulatory capital ratios in the future will depend on, among other things, PNC’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models and the reliability of and risks resulting from extensive use of such models.

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain employees. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, changes in the enforcement and interpretation of such laws and regulations, and changes in accounting and reporting standards.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries resulting in monetary losses, costs, or alterations in our business practices, and potentially causing reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our reputation and business and operating results may be affected by our ability to appropriately meet or address environmental, social or governance targets, goals, commitments or concerns that may arise.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, the integration of the acquired businesses into PNC after closing or any failure to execute strategic or operational plans.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, system failures or disruptions, security breaches, cyberattacks, international hostilities, or other extraordinary events beyond PNC’s control through impacts on the economy and financial markets generally or on us or our counterparties, customers or third-party vendors and service providers specifically.

We provide greater detail regarding these as well as other factors in our 2024 Form 10-K, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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